Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LIPPERT COMPONENTS AND FURRION ANNOUNCE TRANSITION PLAN FOR DISTRIBUTION OF FURRION PRODUCTS

Elkhart, Indiana - August 23, 2019 - LCI Industries (NYSE: LCII), which, through its wholly-owned subsidiary, Lippert Components, Inc. ("LCI"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") of leisure vehicles and mobile transportation, and the related aftermarkets of those industries, announced today that, effective January 1, 2020, Furrion Limited ("Furrion") will take over the sale and distribution of Furrion products previously handled by LCI.

LCI and Furrion have enjoyed a very successful four-year partnership providing Furrion appliances and electronic products to OEMs and aftermarket customers throughout the United States and Canada during which time Furrion has grown significantly. While the businesses will continue to explore opportunities to work together, with the potential impact of expanded tariffs LCI and Furrion have decided that it is in the best interests of their customers that effective January 1, 2020, Furrion will distribute its products directly to the customer and assume all responsibilities previously carried out by LCI relating to Furrion products. Both parties have been working together to achieve this goal and will continue to do so in order to ensure a seamless transition. This transition includes an option for Furrion to lease LCI’s warehouse and related equipment after January 1, 2020.

Jason Lippert, CEO and President of LCI, commented, "This transition, and the added ability for LCI and Furrion to pursue tailored strategies separately and more effectively given significant changes in global trade, will allow LCI to focus on strategic acquisitions and product development to meet the evolving needs of our customers. LCI values the strong relationships it has with its customers and will continue its mission of providing each customer with innovative product solutions."

Aaron Fidler, CEO and President of Furrion, commented, "I would like to thank Jason and his team for their partnership over the last four years. During that time, we have built up a team of over 200 people spread over R&D, engineering, and industrial design globally, all dedicated to developing new and innovative products for the RV/marine and specialty industry markets. With a runway of over 87 products due to be launched over the next 12 months and expanding significantly over the next 5 years, we look forward to working directly with the OEM and the aftermarket dealers to ensure that the end user is getting cutting edge, reliable technology at a market leading price."

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of engineered components for the leading OEMs in the recreation and industrial product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; electronic components; appliances; televisions, sound systems, navigation systems, and backup cameras; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s common stock, and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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